Exhibit 2.(B).3

Unofficial Translation

Date: December 2, 2009
The Tel-Aviv Stock Exchange Ltd.
Economics Department - Listing Unit
via fax: 03-5105379

Re: Conditions of the Bonds (Series B) of Partner Communications Company Ltd. in “TACT Institutional”

Specified hereunder are the conditions of the Bonds issued by us, being traded in the “TACT Institutional” system, for the purpose of publication on the TASE website:

Security no. ___	Bond name:	Bonds (Series B)
	Rating:	ilAA-/stable (Standard & Poor’s Maalot)

Interest
Annual interest rate	4% */**
Number of interest payments per annum	2 (the biannual interest rate shall be 2%)*/**
First interest rate	2.002% (in annual terms 4%)*/**
Date of first interest payment	May 31, 2010
Date of entitlement to first interest payment	May 19, 2010
Subsequent interest payment dates	May 31 and November 30 of each of the years 2010 through 2016 (last payment on November 30, 2016)
Dates of entitlement to interest payments	May 19 and November 18 of each of the years 2010 through 2016

Redemption of the Principal
Number of redemption payments: 4	Redemption in equal payments: yes ______________________ ______________________
Dates of redemption payments	November 30	from 2013 through 2016
Dates of entitlement to redemption payments	November 18	from 2013 through 2016
Discount rate (if any)	None

Linkage (Principal and Interest)
Type of linkage	Rate of the rise in the Consumer Price Index
Rate date/Base Index	CPI in respect of October 2009, as published on November 15, 2009
Rate value/Base Index	104.9

*
It is clarified that the interest rate includes an interest increment at the rate of 0.6% per annum, which shall be paid until the publication date of a listing prospectus of the Bonds on the TASE. Subsequent to this date, the interest rate, in annual terms, shall be diminished by 0.6%.

**	In the event of a decline in rating, 0.25% shall be added to this interest, as specified in clause 2.5.4 of the Trust Deed dated November 26, 2009.

[signatures and stamp] Partner Communications Company Ltd.
Signature and stamp of the Company

Amendment to Trust Deed – Series B Bonds

Amendment no. 1 to the Trust Deed of November 26, 2009

drawn up and signed on the 3rd of December, 2009

between:

PARTNER COMMUNICATIONS COMPANY LTD.
of 8 Amal Street, Rosh Ha’ayin
Tel: +972-54-7814191; fax: + 972-54-7814193
(hereinafter – "the Company")
of the first part;
and:
ZIV HAFT TRUST COMPANY LTD.
of 46-48 Menachem Begin Street, Tel-Aviv
Telephone: + 972-3-6386894
Fax: + 972-3-6374344
(hereinafter – "the Trustee")

of the second part;

Whereas
the Company and the Trustee (hereinafter: “the Parties”) signed a Trust Deed (hereinafter: “the Original Trust Deed”) on November 26, 2009, pursuant whereto the Ziv Haft Trust Company Ltd. was appointed Trustee for the Holders of the Series B Bonds (hereinafter: “the Bondholders”);

and whereas
the Parties are required to amend the provisions of the Trust Deed, as specified hereunder, due to a requirement of the Tel-Aviv Stock Exchange Ltd. (hereinafter: “the TASE”) for the purpose of listing the Bonds in the TACT Institutional system;

and whereas	the Trustee has been convinced that the amendment specified hereunder cannot suffice to prejudice the Bondholders;

and whereas	the Parties agree that the amendment specified hereunder is acceptable to them and corresponds with clause 23 of the Trust Deed;

and whereas
the Parties have agreed to engage in this Amendment to the Original Trust Deed in order to reflect the amendments required to the Original Trust Deed according to the requirements of the TASE, all as specified in This Amendment hereunder (hereinafter: “the Amendment”);

  wherefore, the Parties agree, declare and stipulate as follows:

1.	Recitals

1.1	The recitals to This Amendment constitute an integral part of the Original Trust Deed.

1.2	This Amendment has been divided into clauses and clause headings have been added solely for the sake of convenience and reference, and they may not be used for interpretation purposes.

1.3
All that stated in This Amendment in the plural also implies the singular and vice versa; all that stated in the masculine gender also implies the feminine and vice versa, and every reference to a person also implies a corporation, all provided that the Original Trust Deed does not contain any other express and/or implied provision and/or provided that the content or context does not dictate otherwise.

1.4	Each of the Parties declares that it has the authority to sign This Amendment.

2.	The Amendments

2.1
In clause 2.2 of the Original Trust Deed, the sentence beginning with the words “If the discount rate” and ending with the words “if any” shall be deleted and the following paragraph shall be recorded in its place:

“If the discount rate that shall be affixed for the Series B Bonds subsequent to an expansion of the series of Series B Bonds shall differ from the discount rate of the Series B Bonds in circulation at that time, then, shortly before expanding the Bond Series, the Company shall apply to the Israel Tax Authority in order to receive its approval that, in relation to the deduction of tax at source from the discount fees in respect of the Series B Bonds, a uniform discount rate shall be affixed for the Series B Bonds, according a formula that weights the differing discount rates of that Series, if any.”

2.2	Clause 2.2.3 of the Original Trust Deed shall be deleted and replaced with the following clause:

“2.2.3
Should such approval be received, the Company shall calculate the weighted discount rate in respect of all of the Series B Bonds, and shall report, prior to expanding the series, the rate of the uniform weighted discount, and shall deduct tax on the payment dates of the Series B Bonds according to such weighted discount rate and pursuant to the provisions of the Law. Should such approval not be received, then, shortly after receiving the Tax Authority’s notice, and before expanding the series, the Company shall report its failure to receive such approval, and that the uniform discount rate shall be the highest discount rate created in respect of the Series B Bonds. The Company shall deduct tax at source when paying the Bonds of that Series, according to the discount rate that shall be so reported.”

2.3	At the end of clause 2.5.4, the following paragraph shall be added:

“It is hereby clarified that, in the instance whereby the Bonds shall be listed for trading on the TASE during an Interest Period, as this term is defined in clause 4 of the Conditions Recorded in the Overleaf of the Bond Certificate (hereinafter: “Interest Period”), the Company shall pay to each Bondholder at the end of the last Trading Day in TACT Institutional (one Trading Day before trading of the Bonds in TACT Institutional is discontinued) (hereinafter in this clause only: “the Record Date”) a one-time payment at the height of the Interest Increment in Respect of a Decline in Rating, in respect of the balance of the outstanding Principal of the Bonds for the period commencing on the allotment date of the Bonds, or for the period commencing at the beginning of the Interest Period during which the Bonds were listed for trading, whichever is later (hereinafter: “the Beginning of the  Interest Period”), and ending on the publication date of the prospectus or the shelf offering report, whereby the Interest Increment in Respect of a Decline in Rating shall be calculated according to 365 days in a year and shall be paid according to the number of days from the Beginning of the Interest Period that preceded the publication date of the prospectus and until the publication date of the prospectus or the shelf offering report (inclusively). The Company shall give notice to the TASE at least four Trading Days prior to the Record Date regarding the Record Date and regarding the interest rate that shall be paid. The Company shall also publish a notice regarding the payment date of the Interest Increment in Respect of a Decline in Rating as stated.”

2.4
In the First Addendum to the Original Trust Deed, in clause 4 of the Conditions Recorded in the Overleaf, the paragraph beginning with the words: “and on November 30” and ending with the words: “see the above clause 2,” shall be split in two, so that the sentence beginning with the words: “The first payment of the interest shall be executed on May 31, 2010” will begin a new paragraph. In addition, that same sentence beginning with the words: “The first payment of the interest shall be executed on May 31, 2010” shall be deleted and replaced with the following sentence:

“The first payment of the interest shall be executed on May 31, 2010 for the period commencing November 29, 2009 and ending on May 31, 2010, whereby the Interest Rate in respect of this period shall be 2.002%. For particulars regarding the Company’s covenant to pay an Interest Increment at the rate of 0.6% per annum, see clause 2 above.”

2.5	In the First Addendum to the Original Trust Deed, at the end of clause 5.1 of the Conditions Recorded in the Overleaf, the following sentence shall be added:

“Two Trading Days prior to the payment of the Principal and/or the Interest that were not paid on time, the Company shall report in an Immediate Report the precise interest rate that was paid, which shall include the biannual interest plus Arrears Interest.”

2.6	In the First Addendum to the Original Trust Deed, at the end of clause 5.6 of the Conditions Recorded in the Overleaf, the following paragraphs shall be added:

         “5.6.1        The tax rate applicable to interest income from bonds

Pursuant to section 125.C(b) of the Income Tax Ordinance [New Version], 5721 – 1961 (hereinafter: “the Ordinance”), an individual shall be liable for tax at the rate of 20% on interest, including discount fees, accruing as of January 1, 2006, which originated in bonds fully linked to the Index or to foreign currency, and at the rate of 15% on interest, which originated in bonds not linked to the Index or to foreign currency, and this income shall be deemed as the highest rung in his taxable income bracket. The said tax rate shall not apply upon the fulfillment, inter alia, of one of the following conditions: (1) the interest is income from a “business” pursuant to section 2(1) of the Ordinance or is listed in the account ledgers of the individual or is required to be so recorded; (2) the individual claimed a deduction of interest and linkage differential expenses resulting from the security; (3) the individual is a material shareholder of a company that is paying the interest; (4) the individual is an employee in a company that paid the interest, or the individual is a service-provider to the company or is selling products to it, or the individual has other special relations with the company, unless it has been proven, to the satisfaction of the tax assessor, that the interest rate had been affixed with bona fides and without being affected by the existence of such relations between the individual and the company. In such instances, the individual shall be charged tax on interest or discount fees at the individual’s marginal tax rate in accordance with section 121 of the Ordinance.

In an instance whereby the Bonds are fully linked to the Consumer Price Index or to foreign currency, or whereby their par value is quoted in foreign currency, as a rule, an individual shall be exempt from tax on the linkage differentials that were generated in respect of the Bond Principal. Linkage differentials generated from the interest, constitute interest, for tax purposes.

The tax rate applicable to the interest income or the discount fees of a body of persons being a resident of Israel, other than a body of persons to which the provisions of section 9(2) of the Ordinance apply when determining its income, with the exception of the matter of section 3(h) of the Ordinance regarding accrued interest originating from bonds traded on the TASE, is the corporate tax rate pursuant to section 126(a) of the Ordinance (26% in 2009, 25% in 2010), which shall be gradually reduced to the rate of 18% in the 2016 tax year and thereafter.

As of January 1, 2009, interest, discount fees or linkage differentials payable to a foreign resident are exempt from tax, provided that the income is not in the permanent enterprise of the foreign resident in Israel.

The exemption shall not apply in the following instances:

(a)	when the foreign resident is a material shareholder, or;

(b)	when the foreign resident is a “relative,” as this term is defined in paragraph (3) of the definition of “relative” in section 88 of the Ordinance, of the issuing body of persons, or;

(c)
when the foreign resident is an employee, a service-provider, or sells products to the issuing body of persons, or has special relations with the body (unless it has been proven that the interest rate or the discount fee had been affixed with bona fides and without being affected by the existence of special relations).

If the exemption as stated above does not apply, the tax rate that shall apply to interest income of foreign residents (an individual or a body of persons) originating in the securities shall be charged in accordance with the provisions of the Ordinance or in accordance with the provisions of treaties preventing double taxation signed between the State of Israel and the country of domicile of the foreign resident.

A mutual fund is exempt, as well as provident funds, and bodies exempt from tax pursuant to section 9(2) of the Ordinance are exempt from tax in respect of such income from interest or discount fees, all being subject to the provisions of section 3(h) of the Ordinance regarding accrued interest during the period of the holding of another. The tax rate applicable to a taxable mutual fund’s income from interest or discount fees shall be the tax rate applicable to the income of an individual when the income does not constitute income from a “business.”

When redeeming a CPI-linked bond, the linkage differentials shall be deemed part of the proceeds and the provisions of the Ordinance concerning the calculation of the capital gain shall apply, as specified above.

         5.6.2          Deduction of tax at source from interest on the Bonds

Pursuant to the Income Tax Regulations (Deduction from Interest, Dividend or Certain Profits), 5766 – 2005 (hereinafter: “the Deduction Regulations”) and the provisions of section 170 of the Ordinance, the rate of tax that must be deducted at source on interest (as this term is defined in the aforesaid Regulations) payable on the Bonds being offered, is as follows:

2.6.1.1
twenty percent regarding an individual (also a foreign resident) other than a material shareholder in the company paying the interest, and, regarding securities that are not linked to the Index or to foreign currency – 15%.

2.6.1.2
the maximum tax rate prescribed in section 121 of the Ordinance regarding an individual who is a material shareholder in the company paying the interest, or who is an individual employed by a body of persons or who provides services to it or sells products to it.

2.6.1.3
regarding a body of persons (resident of Israel and foreign resident), tax shall be deducted at the corporate tax rate prescribed in section 126(a) of the Ordinance. Notwithstanding that stated above, the rate of the tax deduction at source in the case of foreign residents (individuals and bodies of persons) might be reduced according to the tax assessor’s approval regarding treaties for the prevention of double taxation signed between the State of Israel and the country of domicile of the foreign resident.

Provident funds, mutual funds and other bodies listed in the addendum to the Interest Deduction Regulations are exempt from deduction of tax at source.

The Company shall deduct at source the tax payments that it must deduct at source from the interest payments that it shall pay to the Bondholders, except in relation to bodies exempt from tax deduction at source as stated. According to the Law, on the payment dates of the Bond Principal, the Company shall deduct tax at source in respect of the discount fees, as specified above.

Regulation 4 of the Income Tax Regulations (Calculation of Capital Gain in a Sale of a Security Traded on the TASE, a Government Loan or a Mutual Fund Unit), 5763 – 2002, prescribes that, when redeeming bonds traded on the TASE in which discount fees are also paid, the proceeds with the addition of the discount fees shall be deemed as the proceeds of the redemption, if all of the following are fulfilled: (1) the capital gain in the sale of the bond is not tax exempt; (2) a capital loss was created on the redemption date; and (3) the redemption is not by a controlling shareholder or by anyone that held the Bond since the date of the allotment or issue thereof; and all up to the height of the capital loss. The discount fees deemed as proceeds pursuant to these provisions shall not be deemed income pursuant to section 2(4) of the Ordinance.”

2.7	In the Second Addendum to the Original Trust Deed, clause 6(a) shall be deleted and the following paragraph shall be recorded in its place:

“6. (a)
The Bondholders are entitled to participate and vote during any general meeting either personally or by proxy. The voting during any meeting of Bondholders shall be conducted according to a counting of votes, so that each Bondholder or its proxy shall be entitled to one vote in respect of each NIS 1 par value of the inclusive outstanding par value of the Bonds by virtue whereof it is entitled to vote. In the instance of joint Holders, only the vote of the party requesting to vote that is listed first among them in the Register, whether personally or by proxy, shall be accepted.”

2.8	No change whatsoever shall apply to the rest of the provisions of the Original Trust Deed.

3.	As stated, the provisions of This Amendment to the Trust Deed shall constitute an integral part of the Trust Deed.

And in witness whereof, the parties have hereunto signed:

[signatures and stamp]	[signatures and stamp]
Partner Communications Company Ltd.	Ziv Haft Trust Company Ltd.

I, the undersigned, Ilanit Kisoss, Adv., confirm that This Trust Deed has been duly signed by Partner Communications Company Ltd. in accordance with its Articles of Association, by Messrs. David Avner and Emanuel Avner, whose signatures are binding upon the Company in relation to This Deed.

[signature and stamp]
Ilanit Kisoss, Advocate
License no. 28092